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                                                                     EXHIBIT 8.1


                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]


                                December 12, 2000


(213) 229-7000                                                      C63829-00004

Marvell Technology Group Ltd
Richmond House, 3rd Floor
12 Par la Ville Road
Hamilton HM DX
Bermuda


        Re:    Acquisition of Galileo Technology Ltd.

Ladies and Gentlemen:

       We have acted as counsel to Marvell Technology Group Ltd., a Bermuda corporation ("Marvell"), in connection with the preparation and execution of the Agreement of Merger dated as of October 16, 2000, as amended (the "Merger Agreement"), by and among Marvell, Toshack Acquisitions Ltd., an Israeli corporation and a direct wholly-owned subsidiary of Marvell ("Acquisition"), and Galileo Technology Ltd., an Israeli corporation ("Galileo"). Pursuant to the Merger Agreement, Acquisition will merge with and into Galileo (the "Merger"), and Galileo will become a wholly-owned subsidiary of Marvell. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

       This opinion is being rendered pursuant to Section 5.3(e) of the Merger Agreement. In rendering this opinion, we have reviewed the Merger Agreement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement (Registration No. 333-50206) on Form S-4 (with all amendments thereto, the "Registration Statement") filed with the Securities and Exchange



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Marvell Corporation
December 12, 2000
Page 2


Commission (the "Commission") and the certificates, dated as of the date hereof, received from Marvell and Galileo. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

       Based upon the foregoing, it is our opinion that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a), and (ii) each of Marvell, Acquisition and Galileo will be treated as a corporation that is a party to the reorganization within the meaning of Section 368(b). It is also our opinion that the discussion under the heading "Material United States Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus (the "Prospectus") that is a part of the Registration Statement to the extent that it constitutes matters of law constitutes a fair and accurate summary of the material United States federal income tax consequences of the Merger under current law.

       This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

       This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with the Merger.

       We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement. We also consent to the use of our name under the heading "Material United States Federal Income Tax Consequences of the Merger" in the Prospectus (without admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission issued thereunder).

                                            Very truly yours,

                                            /s/ Gibson, Dunn & Crutcher LLP
                                            -------------------------------
                                            GIBSON, DUNN & CRUTCHER LLP
SLT/ESB